Exhibit 10.11

October 14, 2010

Shawn Coady

Todd Coady

204 N. Highway 54

Roberts, Illinois    60962

Gentlemen:

On the date hereof, NGL Holdings, Inc., a Delaware corporation, KrimGP2010, LLC, an Oklahoma limited liability company, Atkinson Investors, LLC, a Texas limited liability company, Infrastructure Capital Management, LLC, a New York limited liability company, Coady Enterprises, LLC, an Illinois limited liability company, Thorndike, LLC, an Illinois limited liability company, and the other Members identified on the signature pages thereto are entering into, among other things, a First Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Silverthorne Energy Holdings LLC, a Delaware limited liability company (the “Company”).

Capitalized terms used but not defined in this letter agreement shall have the respective meanings assigned to them in the LLC Agreement.

In connection with and effective as of the execution of the LLC Agreement, the Company (pursuant to a resolution approved by the Board in accordance with Section 9.04(c) of the LLC Agreement), Shawn Coady and Todd Coady agree as follows:

Todd Coady and Shawn Coady shall be Co-Presidents of the retail propane division of the Company, and Shawn Coady shall also be Chief Operating Officer of the retail propane division of the Company. In such capacities, Todd Coady and Shawn Coady shall manage the day-to-day operations of the Company’s retail propane division and shall report directly to the Chief Executive Officer of the Company.

During the period ending one year from the date of this letter agreement, Todd Coady and Shawn Coady may not be removed by the Board from the offices described above unless such removal is for Cause, as determined by the Board pursuant to Section 9.04(c) of the LLC Agreement.

“Cause” means with respect to the applicable Person any of the following:

(i) conviction or plea of nolo contendere for any felony or crime involving moral turpitude (including, fraud, embezzlement, or misappropriation) or entering into a consent decree relating to a material violation of U.S. or foreign securities laws; (ii) the commission of any other act or omission involving disloyalty or dishonesty of a material nature or any fraud with respect to any member of the

Partnership Group, (iii) gross negligence or willful misconduct with respect to any member of the Partnership Group; (iv) the substantial and continuing failure to perform employment duties or obligations normally associated with the Person’s position or any material breach of any agreement with any member of the Partnership Group (including any policy or rule of any member of the Partnership Group), which failure or breach remains uncorrected or uncured 20 days after written notice of such failure or breach; or (v) inability to perform the essential functions of the Person’s position with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity which continues for a period in excess of one hundred twenty (120) days in a twelve (12) month period, whether consecutive or not.

For the avoidance of doubt, the death or voluntary resignation of Shawn Coady or Todd Coady shall constitute an automatic resignation of such Person as an officer of the Company and each Group Member and, in the case of death, from the board of directors or similar governing body of the Company and each Group Member.

This letter agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law, and disputes hereunder shall be governed by the procedures set forth in Section 16.11 of the LLC Agreement. This letter agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. This letter agreement may not be amended or modified except pursuant to a written instrument executed by the parties hereto. Notwithstanding anything to the contrary set forth herein, this letter agreement shall terminate, and be of no further force and effect, from and after any termination of the LLC Agreement in accordance with its terms.

If the foregoing is acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement.

[Signature Page Follows]

Very truly yours,

SILVERTHORNE ENERGY HOLDINGS LLC

	By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

Accepted and agreed as of
the date first written above:

/s/ Shawn Coady
SHAWN COADY

/s/ Todd Coady
TODD COADY

Signature Page to Coady Side Letter Agreement